Exhibit 99

FOR IMMEDIATE RELEASE

000	Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Reports 2005 Fourth-Quarter and
Year-End Financial Results
     Miramar, Florida (March 9, 2006) — Applica Incorporated (NYSE: APN) today announced that fourth-quarter sales for 2005 were $187.6 million as compared to sales of $243.6 million in the same period in 2004. Sales decreased primarily as the result of the elimination of certain products identified in our product and customer profitability review, lower sales of promotional items during the holiday season, lower sales of the Home Cafe™ single cup coffee makers and inventory management by significant customers.
     Applica reported a fourth quarter profit of 2005 of $0.4 million, or $0.02 per diluted share, compared to earnings of $5.3 million, or $0.22 per diluted share, for the 2004 fourth quarter.
     Applica’s gross profit margin was 26.1% for the three-month period ended December 31, 2005 as compared to 26.7% for the same period in 2004. Gross margins in the fourth quarter of 2005 were impacted by $6.0 million of losses in the Mexico manufacturing operations related to Applica’s transition from manufacturing to sourcing from third parties in China. Applica ceased operations in its Mexican facility in October 2005. Gross margins in the fourth quarter of 2004 were negatively impacted by restructuring charges of $8.3 million related to the Mexico manufacturing operations.
     For the year ended December 31, 2005, sales were $556.1 million as compared to sales of $709.8 million in 2004.
     The gross profit margin for the year ended December 31, 2005 was 22.3% as compared to 27.3% for 2004. Gross margins for the year ended December 31, 2005 were negatively impacted by:
•	losses in the Mexico manufacturing operations of $19.4 million related to Applica’s transition from manufacturing to sourcing from third parties in China;

•	inventory write-downs of $12.8 million related to an adjustment to the net realizable value of two products; and

•	higher product warranty returns and related expenses of $5.2 million primarily related to manufacturing transition issues in Mexico and China.
     For the year ended December 31, 2005, Applica reported a net loss of $49.3 million, or $2.04 per diluted share, compared to a net loss of $133.0 million, or $5.55 per diluted share, for 2004. The year ended December 31, 2004 included the following:
•	A non-cash impairment charge of $62.8 million to goodwill;

•	Income tax expense of $57.8 million related to an increase in valuation allowances against net deferred tax assets;

•	Restructuring charges of $9.2 million primarily relating to the continued downsizing of Applica’s Mexican manufacturing operations;

•	Expenses of $9.2 million related to termination benefits for certain senior officers and the termination of a consulting agreement; and

•	A net gain of $3.9 million relating to the sale of a division and property and the sale of Applica’s Hong Kong based manufacturing operations.
     In connection with the transition from manufacturing to sourcing, Applica also reported that it recently entered into a contract to sell its manufacturing facility in Queretaro, Mexico. The close of this transaction, which is expected to happen in the second quarter of 2006, is expected to result in net cash proceeds of approximately $5.3 million.
     Currently, Applica has approximately $121 million in total debt and approximately $32 million of availability for future cash borrowings under its senior credit facility. Applica must maintain a minimum daily availability of $10 million and a minimum monthly average availability of $13 million.
     “Applica was profitable in the fourth quarter of 2005 despite the losses in Mexico. In the past two years, the team at Applica has worked hard to complete a number of important strategic initiatives that should translate into improved profitability as we enter 2006. In December, we amended our senior credit facility to improve our availability and lower our borrowing costs. The support from our bank group will provide us the liquidity and financial flexibility to execute our 2006 operating plan. The attainment of the plan will result in positive free cash flow for 2006,” stated Harry Schulman, Chief Executive Officer and President.
     “As previously announced, Applica is in the process of exploring strategic alternatives, which could involve the sale or merger of the company. I continue to believe the industry can benefit from further consolidation in order to address scale, product innovation and channel strategies. As a result of our efforts over the past two years, Applica is well-positioned as we enter 2006, but we believe it is appropriate to initiate an external process at this time to explore strategic alternatives to enhance shareholder value,” concluded Schulman.
     Applica emphasized that there can be no assurance that any transaction will occur or, if one is undertaken, of its potential terms or timing. Applica may not update its progress or disclose developments with respect to potential strategic initiatives unless the Board of Directors has approved a definitive course of action or transaction.
     Applica will hold a conference call today at 11:00 a.m., Eastern Standard Time, to discuss its fourth-quarter and year-end results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call at www.streetevents.com. The event will be archived and available for replay through Thursday, March 16, 2006, at midnight.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. The forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the follow factors:

•	Applica purchases a large number of products from one supplier. Production-related issues with this supplier could jeopardize Applica’s ability to realize anticipated sales and profits.

•	The New York Stock Exchange notified Applica in 2005 that it is not in compliance with the NYSE’s continued listing criteria. If Applica is delisted by the NYSE, the price and liquidity of its common stock will be negatively affected.

•	Applica is dependent on key personnel and the loss of these key personnel could have a material adverse effect on its success.

•	Applica’s business could be adversely affected by currency fluctuations in its international operations, particularly the Chinese yuan.

•	Applica depends on third party suppliers for the manufacturing of its products, which subjects it to additional risks that could adversely affect its business.

•	Increases in costs of raw materials, such as plastics, steel, aluminum and copper, could result in increases in the costs of Applica’s products, which will reduce its profitability.

•	Applica’s debt agreements contain covenants that restrict its ability to take certain actions. Applica would face liquidity and working capital constraints if it violates any of these covenants and may not be able to obtain any needed refinancing on commercially reasonable terms or at all.

•	Applica’s business could be adversely affected by retailer inventory management.

•	Applica depends on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on its business.

•	Applica’s future success requires it to develop new and innovative products on a consistent basis in order to increase revenues and it may not be able to do so.
Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2005. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)
Assets

	As of December 31,
	2005	2004
Current Assets:
Cash and cash equivalents	$4,464	$10,463
Accounts and other receivables, less allowance of $8,773 in 2005 and $11,711 in 2004	140,479	160,436
Notes receivable — former officer	—	2,569
Inventories	101,638	131,503
Prepaid expenses and other	11,137	12,309
Refundable income taxes	3,661	2,032
Future income tax benefits	1,249	33

Total current assets	262,628	319,345
Property, Plant and Equipment — at cost, less accumulated depreciation of $46,755 in 2005 and $73,171 in 2004	19,715	38,327
Future Income Tax Benefits, Non-Current	9,185	11,212
Other Intangibles, net	1,765	4,493
Other Assets	3,989	2,560

Total Assets	$297,282	$375,937

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$33,682	$41,827
Accrued expenses	50,034	62,046
Short-term debt	69,524	89,455
Current portion of long-term debt	—	3,000
Current taxes payable	3,747	5,947
Deferred rent	919	680

Total current liabilities	157,906	202,955
Other Long-Term Liabilities	475	1,004
Long-Term Debt	75,750	61,008
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and
outstanding: 24,179 in 2005 and 24,137 in 2004	2,418	2,414
Paid-in capital	159,226	159,131
Accumulated deficit	(95,749)	(46,480)
Note receivable — former officer	—	(502)
Accumulated other comprehensive loss	(2,744)	(3,593)

Total shareholders’ equity	63,151	110,970

Total liabilities and shareholders’ equity	$297,282	$375,937

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,
	2005		2004
	(In thousands, except per-share data)
Net sales	187,574	100.0%	$243,630	100.0%

Cost of sales:
Cost of goods sold	136,105	72.6	170,175	69.8
Restructuring charges	2,604	1.4	8,336	3.4

Gross profit	48,865	26.1	65,119	26.7

Selling, general and administrative expenses:
Operating expenses	45,814	24.4	57,535	23.6
Gain on the sale of division and property	—	—	(4,705)	(1.9)

Operating profit	3,051	1.6	12,289	5.0

Other (income) expense:
Interest expense	3,450	1.8	3,078	1.3
Interest and other (income) expense	(48)	0.0	(178)	(0.1)
(Gain) Loss on early extinguishment of debt	(56)	0.0	—	—

	3,346	1.8	2,900	1.2

Earnings (loss) before income taxes	(295)	(0.2)	9,389	3.9

Income tax (benefit) provision	(661)	(0.4)	4,103	1.7

Net earnings	$366	0.2	$5,286	2.2%

Per-share data:
Earnings per common share — basic and diluted	$0.02		$0.22

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2005		2004
	(In thousands, except per-share data)
Net sales	556,119	100.0%	$709,772	100.0%

Cost of sales:
Cost of goods sold	419,430	75.4	506,652	71.4
Restructuring charges	12,491	2.2	9,236	1.3

Gross profit	124,198	22.3	193,884	27.3

Selling, general and administrative expenses:
Operating expenses	160,900	28.9	191,170	26.9
Termination benefits	—	—	9,153	1.3
Gain on the sale of subsidiary, division and property – net	—	—	(3,921)	(0.5)
Restructuring and other (credits) charges	—	—	(563)	(0.1)
Impairment of goodwill	—	—	62,812	8.8

Operating loss	(36,702)	(6.6)	(64,767)	(9.1)

Other (income) expense:

Interest expense	11,420	2.1	9,796	1.4
Interest and other income	(1,686)	(0.3)	(1,247)	(0.2)
(Gain) loss on early extinguishment of debt	(56)	(0.0)	187	0.0

	9,678	1.7	8,736	1.2

Loss before equity in net earnings of joint venture and income taxes	(46,380)	(8.3)	(73,503)	(10.4)

Loss before income taxes	(46,380)	(8.3)	(73,503)	(10.4)

Income tax provision	2,889	0.5	59,451	8.4

Net loss	$(49,269)	(8.9)	$(132,954)	(18.7)

Per-share data:
Loss per common share – basic and diluted	$(2.04)		$(5.55)